EXHIBIT 10.1

August 7, 2025

SolarMax Technology, Inc.

3080 12th Street

Riverside, California 92507

Attn: Stephen Brown, CFO

Re:	Compensation and Cash Payment on Exchange of Restricted Stock Deferral

Ladies and Gentlemen:

In order to aid SolarMax Technology, Inc., I have, since 2019, deferred a portion of my compensation. As of the date of this letter August 7, 2025, I have deferred a total of $1,818,282 (the “Deferred Compensation”) in salary and bonus to which I was entitled under my employment agreement with SolarMax. This amount reflects salary and bonus that I have deferred during 2019, 2020, 2021, 2022, 2023, and 2024. I am also owed $675,000 as the cash payment (the “Cash Payment”) in connection with my exchange of 1,348,213 restricted shares of common stock for options to purchase 1,428,432 shares of common stock at $5.01 per share and a cash payment of $675,000, which was due within three business days of the effective date of the SolarMax initial public offering.

In connection with SolarMax’ initial public offering, I agree that to a deferral of the Deferred Compensation and Cash Payment, which totals $2,493,282. I hereby agree that the Deferred Compensation and Cash Payment be further deferred and such payments shall be paid to me as follows: Commencing on December 31, 2025, SolarMax will pay the Deferred Compensation and Cash Payment in twelve equal monthly installments, without interest with the first installment being paid on the date set forth in this sentence.

Very truly yours,

/s/ David Hsu
David Hsu

AGREED TO:

SOLARMAX TECHNOLOGY, INC.

By:	/s/ Stephen Brown
Stephen Brown, CFO